Final Term Sheet

Filed Pursuant to Rule 433

Registration Numbers: 333-159691

333-159691-01

333-159691-02

333-159691-03

333-159691-04

June 3, 2009

FINAL TERM SHEET

WPP FINANCE (UK)

$600,000,000

8.00% Senior Notes due 2014

Fully and Unconditionally Guaranteed by

WPP PLC

WPP 2008 LIMITED

WPP 2005 LIMITED

WPP AIR 1 LIMITED

Issuer:	WPP Finance (UK)

Guarantors:	WPP plc
WPP 2008 Limited
WPP 2005 Limited
WPP Air 1 Limited

Title of Securities:	8.00% Senior Notes due 2014 (the “Notes”)

Aggregate Principal Amount:	$600,000,000

Issue Price (Price to Public):	98.969% of principal amount

Maturity:	September 15, 2014

Coupon (Interest Rate):	8.00%

Benchmark Treasury:	U.S. Treasury 2 1/4% due May 31, 2014

Spread to Benchmark Treasury:	579.3 basis points

Benchmark Treasury Price and Yield:	99-1; 2.457%

Yield to Maturity:	8.25%

Interest Payment Dates:	March 15 and September 15 of each year, beginning on September 15, 2009 (short first coupon)

Interest Payment Record Dates:	March 1 and September 1 of each year

Optional Redemption:	The Issuer may, at its option, redeem the Notes, in whole or in part, at the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present values of each remaining payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury rate plus 50 basis points, plus accrued and unpaid interest to, but excluding, the redemption date

Tax Redemption:	The Issuer may, at its option, redeem the Notes, in whole (but not in part), upon the occurrence of certain events relating to taxation at 100% of the principal amount of such Notes, plus accrued interest and unpaid to, but excluding, the redemption date

Sinking Fund Provisions:	None

Change of Control Repurchase Event Offer:	Upon the occurrence of a change of control repurchase event, the Issuer will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date

Legal Format:	SEC registered

Net Proceeds to the Issuer (after underwriting discounts and commissions and before offering expenses):	$591,714,000

Settlement Date:	T + 5; June 10, 2009

Joint Book-Running Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
RBS Securities Inc.
Santander Investment Securities Inc.

Selling Restrictions:	European Economic Area, United Kingdom and Canada

CUSIP:	92931NAC4
ISIN:	US92931NAC48

Ratings:	S&P: BBB (negative outlook)
Moody’s: Baa2 (negative outlook)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by the Issuer and the Guarantors by means of a registration statement on Form F-3 (SEC File No. 333-159691, 333-159691-01, 333-159691-02, 333-159691-03 and 333-159691-04).

The Issuer and the Guarantors have filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantors have filed with the SEC for more complete information about the Issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC, toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

3